Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on this 29th day of September, 2010 (the “Effective Date”) by and between Keithley Instruments, Inc., an Ohio corporation (the “Company”), and Mark J. Plush (the “Employee”).
RECITALS
     WHEREAS, the Company and the Employee are party to that certain Employment Agreement dated April 7, 1994 (the “Original Employment Agreement”), which was amended by the Amendment to Employment Agreement dated December 31, 2008 (the “Amendment” and, as amended the “Amended Agreement”); and
     WHEREAS, the Company and the Employee desire to further amend the Amended Agreement to provide for certain additional terms and to restate the Amended Agreement to incorporate the Amendment and these additional terms;
     NOW, THEREFORE, the Amended Agreement is hereby amended and restated in its entirety as set forth below, effective as of the date hereof:
I. Term of Agreement
     A. General
          The term of this Agreement commenced on April 7, 1994 and shall continue through and including April 7, 2011, unless sooner terminated pursuant to Section VI or XIV hereof. After the original term, the Agreement is renewable automatically for successive one year terms unless either party gives the other party written notice of non-renewal at least thirty (30) days before the end of the term of the Agreement.
     B. Change of Control
In the event that Joseph P. Keithley and/or trusts or partnerships of which Mr. Keithley is a trustee or partner cease to have more than fifty percent (50%) of the voting power of the Company’s voting stock (“Change of Control”) during the term of this Agreement, as set forth above, the term of this Agreement shall be extended so that the term shall not end prior to thirty-six (36) months following the date of the Change of Control.
II. Responsibility
          It is agreed that the Employee is hereby employed by the Company with responsibility to perform such duties, consistent with his position, as shall be assigned to him by the Chief Executive Officer or Board of Directors of the Company.
III. Accountability
          It is agreed that in exercising his responsibilities, the Employee will be accountable to the Company’s Board of Directors and its Chief Executive Officer. The Employee agrees to: (i) devote his business time and efforts full-time to the affairs of the Company and its affiliates, and (ii) use his best efforts to promote the interests of the Company and its affiliates.
IV. Remuneration
     A. Base Salary
          The Employee will be employed beginning on the Effective Date and during the term of this Agreement continuing thereafter at an annual base salary of not less than $255,000, paid on a monthly basis. This base salary may be increased, but not decreased, without the

Employee’s consent, at the discretion of the Compensation Committee of the Board of Directors of the Company.
     B. Additional Compensation
          The Employee shall be eligible to participate in incentive, stock option, profit-sharing, annual cash bonus, deferred compensation and similar plans maintained by the Company for the benefit of its executives.
V. Other Employee Fringe Benefits
          The Employee shall be included to the extent eligible thereunder (at the expense of the Company, if provided at Company expense for other executives of the Company with a comparable level of responsibility) under any and all existing plans or arrangements (and any plans or arrangements which may be adopted) providing benefits for its employees, including but not limited to group life insurance, hospitalization, medical, pension, automobile, financial services and any and all other similar or comparable benefits as may be in effect for other executives of the Company with a comparable level of responsibility from time to time during the term of this Agreement. Additional or improved fringe benefits are to be calculated for and awarded to the Employee in at least as beneficial a manner as they are calculated for and awarded to such other executives.
          Nothing in this Agreement shall adversely affect the rights of the Employee or his beneficiaries under the present or any future retirement, profit-sharing, insurance, or other fringe benefit or compensation plans or arrangements which the Company now has or may adopt for its employees, and no rights of the Employee thereunder shall be forfeited by any action set forth in this Agreement unless so provided in such plans or arrangements.

VI. Termination of Employment
     A. Death
          If the Employee shall die during the term of this Agreement, the duties of the Company and the Employee, one to the other, under this Agreement shall terminate as of the date of the Employee’s death. Notwithstanding the sentence immediately preceding, the death of the Employee shall not adversely affect the rights of his beneficiaries to any benefits under the Company’s employee benefit plans or arrangements in which he may be a participant, in accordance with the terms thereof, including but not limited to those referred to in Section VI(F) hereof.
     B. Disability
          If the Employee shall become disabled for purposes of the Company’s long-term disability program during the term of this Agreement the duties of the Company and the Employee, one to the other, under this Agreement shall terminate as of the date the Employee is determined to be disabled. Notwithstanding the sentence immediately preceding, the disability of the Employee shall not adversely affect his rights to any benefits under the Company’s employee benefit plans or arrangements in which he may be a participant, in accordance with the provisions thereof, including but not limited to those referred to in Section VI(F) hereof.
     C. Resignation
          i. If the Employee voluntarily leaves the employ of the Company during the term of this Agreement for any reason, other than Good Reason (as defined below) at the effective time of or following a Change of Control, the duties of the Company and the Employee, one to the other, under this Agreement shall terminate as of the date of the Employee’s termination of employment. Notwithstanding the sentence immediately preceding, such voluntary termination of employment by the Employee shall not adversely affect his rights to any benefits under the Company’s employee benefit plans or arrangements in which he may be a participant, in accordance with the provisions thereof, including but not limited to those referred to in Section VI(F) hereof.
          ii. If the Employee voluntarily leaves the employ of the Company for Good Reason at the effective time of or following a Change of Control, the Company shall provide the Employee with the benefits hereinafter specified in accordance with the terms hereof. Notwithstanding the sentence immediately preceding, such voluntary termination of employment by the Employee shall not adversely affect his rights to any benefits under the Company’s employee benefit plans or arrangements in which he may be a participant, in accordance with the provisions thereof, including but not limited to those referred to in Section VI(F) hereof.
          As used herein the words “Good Reason” shall be deemed to mean the Employee’s termination of his employment from the Company upon or within six months after one or more of the following occurs without the consent of the Employee (which consent the Employee shall be under no obligation to give):
               (a) a significant diminution in the Employee’s responsibilities, power or authority in comparison with the responsibilities, power or authority the Employee had at or about the time of the Change of Control, other than any diminution in the Employee’s responsibilities solely as a result of the fact that the entity for which the Employee is providing services no longer has securities that are listed or publicly traded (such as the elimination of any responsibility for Securities and Exchange Commission reporting or investor relations activities);
               (b) the assignment of the Employee to duties that are inconsistent with the duties assigned to the Employee on the date on which the Change of Control occurred, and which duties the Company persists in assigning to the Employee for a period of fifteen days following the prompt written objection of the Employee;
               (c) (I) a material reduction in the Employee’s base salary or incentive or bonus opportunity as a percentage of base salary, (II) a material reduction in the aggregate value of equity grants under the Company’s equity-based award plans or any substitute therefor (using the same methodology for valuing equity grants as the Compensation and Human Resources Committee of the Company’s Board of Directors used for the equity grants most recently awarded to the Employee as of the date of the Change in Control), (III) a material reduction in group health, life, disability or other insurance programs (including any such benefits provided to the Employee’s family) or pension, retirement or profit-sharing plan benefits (other than pursuant to a general amendment or modification affecting all plan-covered employees), (IV) the establishment of criteria or factors to be achieved for the payment of incentive or bonus compensation that are substantially more difficult than the criteria or factors established for other similar executive officers or key employees of the Company, (V) the failure to promptly pay the Employee any incentive or bonus compensation to which the Employee is entitled through the achievement of the criteria or factors established for the payment of such incentive or bonus compensation, (VI) the exclusion of the Employee from any plan, program or arrangement in which similarly situated executives or key employees of the Company are included, or (VII) a material breach by the Company of the terms of this Agreement or any other material written agreement between the Company and the Employee, except to the extent that the nature of such breach is covered in another section of this “Good Reason” definition;
               (d) the Company requires the Employee to be based at or generally work from any location more than fifty (50) miles from the Company’s headquarters in Solon,

Ohio or the Company, over the course of any calendar month, requires the Employee to be away from the Company’s headquarters in Solon, Ohio for more than 50% of the business days during that month; or
               (e) the failure of any successor to the Company to expressly adopt this Agreement.
     D. Termination by Company
          The Company may terminate the Employee’s employment at any time, without cause, subject to providing the benefits hereinafter specified in accordance with the terms hereof. The Company may terminate the Employee’s employment at any time “For Cause”. In the event the Company shall terminate the Employee’s employment For Cause, the duties of the Company and the Employee, one to the other, under this Agreement shall terminate as of the date of the Employee’s termination of employment. Notwithstanding the sentence immediately preceding, such termination of employment of the Employee by the Company For Cause shall not adversely affect his rights to any benefits under the Company’s employee benefit plans or arrangements in which he may be a participant, in accordance with the provisions thereof, including but not limited to those referred to in Section VI(F) hereof.
          As used herein the words “For Cause” shall be deemed to mean and include (i) the Employee’s conviction of either a felony involving moral turpitude or any crime in connection with his employment by the Company which causes the Company or any affiliated company a substantial detriment; or (ii) the Employee’s refusal to submit to a medical examination if directed to do so by the Board to determine whether the Employee is disabled under subsection VI(B) hereof; or (iii) the Employee’s willful failure to take actions permitted by law and necessary to implement policies of the Board which the Board has communicated to him in writing, provided that minutes of a Board meeting attended in its entirety by the Employee shall be deemed communicated to the Employee; or (iv) the Employee’s continued failure to perform his duties as an executive officer of the Company as set forth in the attached job description (provided that the Employee’s competence in such performance shall be irrelevant); or (v) any condition which either resulted from the Employee’s habitual drunkenness or addiction to narcotics, or resulted from any intentionally self-inflicted injury; or (vi) acting in breach or contravention of any material obligation, covenant or agreement of the Employee contained in this Agreement, expressly including without limitation, the non-competition and non-solicitation covenants set forth in Section X hereof or the provisions of the “Employee Agreement” or any similar agreement regarding confidentiality.
     E. Notice of Termination
          Any termination of the Employee’s employment by the Company or by the Employee shall be communicated by written Notice of Termination to the other party hereto which notice shall set forth the effective date of such termination which shall not be earlier than the date of mailing, or delivery by other means, of the notice.
     F. Continuation of Employee Benefits
          The death, disability or termination of employment of the Employee, whether or not voluntary and whether or not For Cause or Good Reason shall not result in the loss by the Employee or his beneficiaries of any benefits under any life insurance, death benefit, pension, profit sharing, stock option, medical, deferred compensation or other employee benefit plan or arrangement except as provided for in such plan or arrangement.
VII. Compensation Upon Involuntary Termination Other Than For Cause
          Except as provided in Section VIII hereof, if the Employee’s employment with the Company shall be terminated, during the term of this Agreement, by the Company other than For Cause, then the Employee shall be entitled to the benefits provided below:

i.	the Company shall pay the Employee, on a monthly basis, his full monthly base salary determined as of the date of his termination of employment, for six months following his termination of employment, or one month following his termination of employment for each full year of his service with the Company, whichever is greater, up to a maximum of eighteen (18) months;

ii.	full participation in the annual Extra Compensation Plan if his termination of employment is on or subsequent to June 30 of the respective fiscal year;

iii.	full participation in any performance award if the performance measuring period ends within six months following his termination of employment;

iv.	the choice of exercising all vested stock options up to thirty days after his termination of employment, provided this provision shall not extend the term of his options beyond their terms as initially granted, and the Company agrees to request the Compensation Committee of its Board of Directors to permit such exercise pursuant to Section 6(g) of the Keithley Instruments, Inc. 1984 Stock Option Plan or the comparable provision of any future plan;

v.	the Employee shall be deemed to have vested in his stock, if any, acquired under the Company’s restricted stock plan at a rate of 20% per year of service subsequent to the date of sale of such stock to the Employee;

vi.	the Company shall maintain in full force and effect, following the termination of the Employee’s employment for six-months following such termination of employment or for one month following his termination of employment for each full year of his service with the Company, whichever is greater, up to a maximum of eighteen (18) months, all employee fringe benefit plans and arrangements in which he was entitled to participate immediately prior to the date of the Notice of Termination, provided that if such continued coverage would jeopardize the tax qualified status of such plan or arrangement with respect to any other employee or the Company the Company may elect to provide the said benefit on an individual basis or provide cash compensation equivalent to the benefit which otherwise would have been provided so that the Employee shall suffer no financial loss whatsoever due to such substitution;

vii.	in addition to the retirement benefits to which the Employee is entitled under the Company’s Employees’ Pension Plan, as amended from time to time (the “Pension Plan”), the Company shall pay a supplemental retirement benefit hereunder, which benefit (except as provided below) shall be determined in accordance with, and payable in the same form and at the same times provided in, the Pension Plan. Such benefit shall equal (a) minus (b) below where:

(a)	equals the benefit to which the Employee would be entitled under the Pension Plan if:
(I)	he were fully vested;

(II)	his “compensation”, as that word is defined in the Pension Plan, were, at all times while he was a participant in said Pension Plan, equal to the annual amount of such compensation for that Company fiscal year from among the final three (3) Company fiscal years ending prior to his termination of employment for which said compensation was the highest;

(III)	his “1977 monthly compensation”, “1983 monthly compensation” and any similar updated monthly compensation were calculated by dividing his “compensation”, as defined in Section VII, (vii), (a), (II) above, by twelve (12); and

(IV)	he was credited with his actual years of “credited service” as determined under the Pension Plan; and
(b)	equals the Employee’s actual benefit payable under the Pension Plan; and
viii.	reimbursement of fees for outplacement services actually used to the extent approved by the Chief Executive Officer in his sole discretion, but not in excess of $10,000.
VIII.	Compensation Upon Involuntary Termination Other Than For Cause or Voluntary Termination for Good Reason following a Change of Control
               If at the effective time of or following a Change of Control, the Employee’s employment with the Company shall be terminated (a “Triggering Event”) (a) by the Company other than For Cause, or (b) by the Employee for Good Reason, then the Employee shall be entitled to the benefits provided below, and to the extent such benefits call for a lump sum cash payment, the payment of such benefits shall be made in one lump sum cash payment on or about the ninetieth (90th) day after the Triggering Event, subject, however, to Section IX:
i.	the Company shall pay the Employee an amount equal to 1.5 times Employee’s Annual Salary in equal monthly installments over a period of twenty-four (24) months; “Employee’s Annual Salary” means the

Employee’s annual base salary at the time of a Triggering Event or at the time of the Change of Control, whichever is higher;
ii.	full participation in the annual Extra Compensation Plan if his termination of employment is on or subsequent to June 30 of the respective fiscal year;

iii.	except as provided in subsection (iv) below, the awards granted to the Employee under the Company’s 1992 Stock Incentive Plan and 2002 Stock Incentive Plan, as amended (collectively, the “Plans” and each, a “Plan”) shall be treated in the manner provided in the applicable Plan and award agreements thereunder, including with respect to those awards outstanding immediately prior to a “Change of Control” as defined in the applicable Plan, becoming fully vested and, in the case of stock options, fully exercisable, upon such Change of Control (as defined in the applicable Plan);

iv.	the number of common shares of the Company that the Employee shall be entitled to receive under the performance award units granted to the Employee under the Plans and the fiscal years 2010 through 2012 award program that are outstanding immediately prior to the Change of Control (as defined in the applicable Plan) that occurs prior to the Vesting Date (as defined in the applicable Performance Award Agreement) shall be determined based on the greater of (i) the Initial Award set forth in the Performance Award Agreement or (ii) the number of shares that the Employee would be entitled to receive if the Company’s actual performance through the date of a Change of Control (as defined in the applicable Plan) event was deemed to have occurred at the Vesting Date, but not in excess of 1.5 times the Initial Award level;

v.	the Company shall maintain in full force and effect, following the Triggering Event for eighteen (18) months, all employee fringe benefit plans and arrangements other than life, medical, hospitalization, vision, dental/health plans (which are addressed in subsection (vi) below) in which he was entitled to participate immediately prior to the date of the Notice of Termination, provided that if such continued coverage would jeopardize the tax qualified status of such plan or arrangement with respect to any other employee or the Company the Company may elect to provide the said benefit on an individual basis or provide cash compensation equivalent to the benefit which otherwise would have been provided so that the Employee shall suffer no financial loss whatsoever due to such substitution;

vi.	the Company shall, at its expense, provide for the Employee, and the Employee’s family, to participate in the life, medical, hospitalization, vision, and dental/health plans and programs that the Company or its successor maintains during the Term (the “Company Health and Welfare Benefits”) on the same basis as other full-time salaried employees of the

Company or its successor who participate in such benefit plans and programs and providing for coverage in an amount not less than that provided on the date on which the Change in Control occurred, until the earlier of (i) in the event that the Employee shall become employed by another employer after a Triggering Event, the date on which the Employee shall be eligible to receive benefits from such employer which are substantially equivalent to or greater than the benefits the Employee and the Employee’s family received from the Company or (ii) the twenty-four (24) month anniversary of the Triggering Event (such period, the “Benefits Continuation Period”); provided, however, that if the Employee’s continuation in some or all of the Company Health and Welfare Benefits is not available, then the Company shall make monthly payments to the Employee for each month during the Benefits Continuation Period for which such Company Health and Welfare Benefits are not available equal to the actual cost to the Employee on a pre-tax basis, of the coverage for such Employee, with respect to those benefits among the Company Health and Welfare Benefits not available. To the extent permitted by law and the applicable benefit plan, the Company’s health insurance continuation obligation otherwise available under the COBRA rules will begin to run at the expiration of the period for which the Company Health and Welfare Benefits are provided to the Employee under this subsection (vi).
vii.	In addition to the retirement benefits to which the Employee is entitled under the Company’s Employees’ Pension Plan, as amended from time to time (the “Pension Plan”), the Company shall pay a supplemental retirement benefit hereunder, which benefit (except as provided below) shall be determined in accordance with, and payable in the same form and at the same times provided in, the Pension Plan. Such benefit shall equal (a) minus (b) below where:
(a)	equals the benefit to which the Employee would be entitled under the Pension Plan if:
(I)	he were fully vested;

(II)	his “compensation”, as that word is defined in the Pension Plan, were, at all times while he was a participant in said Pension Plan, equal to the annual amount of such compensation for that Company fiscal year from among the final three (3) Company fiscal years ending prior to his termination of employment for which said compensation was the highest;

(III)	his “1977 monthly compensation”, “1983 monthly compensation” and any similar updated monthly compensation were calculated by dividing his

“compensation”, as defined in Section VII, (vii), (a), (II) above, by twelve (12); and
(IV)	he was credited with his actual years of “credited service” as determined under the Pension Plan; and
(b)	equals the Employee’s actual benefit payable under the Pension Plan; and
viii.	reimbursement of fees for outplacement services actually used to the extent approved by the Chief Executive Officer in his sole discretion, but not in excess of $10,000.
IX. Certain Payment Restrictions, To Comply With Section 409A.
          Notwithstanding the provisions of Section VII or VIII hereof, the following restrictions shall be imposed upon certain of the payment and reimbursement rights creating or arising thereunder to conform such payment and reimbursement rights to the requirements imposed by Section 409A the Internal Revenue Code of 1986, as amended (the “Code”), and related rulings and regulations (“Code Section 409A”):
i.	A termination of employment by the Company or the Employee shall entitle the Employee to receive the payment(s) and rights identified in Section VII and Section VIII hereof (as modified by the provisions of this Section IX) only if and when such termination of employment also constitutes a “Separation from Service” (as defined under Code Section 409A and related regulations) from the Company and all those corporations which are part of the controlled group of corporations of which the Company is a member (within the meaning of Code Section 414(b) and related regulations), and all those non-corporate entities which are under common control with the Company (within the meaning of Code Section 414(c) and related regulations) (collectively, the “Related Companies”).

ii.	In the event the Employee qualifies as a “Specified Employee” (as herein defined) on the date such Employee’s Separation from Service occurs, any payment otherwise scheduled to be paid to the Employee under Section VII or Section VIII hereof prior to the expiration of six (6) months following the date of such Employee’s Separation from Service from the Company and all Related Companies (as defined in this Section IX) shall be held by the Company, and paid to the Employee (or in the event of his intervening death, to his estate) in a single sum on the first business day following the expiration of such six (6) month period, except as set forth in Section (IX)(iv) below.

For this purpose, an employee qualifies as a “Specified Employee” if, as of the date of his Separation from Service, he is a “key employee” of the Company or any Related Company and the Company’s stock (or the stock of any Related Company) is publicly traded on an established securities market. An employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during a given 12-month period commencing on January 1st and ending on the ensuing December 31st. In the event the employee qualifies as a key employee during such calendar year period, he shall qualify as a Specified Employee throughout the 12-month period commencing on the April 1st next following the close of such calendar year period and ending on the ensuing March 31st. For this purpose, the Employee’s compensation (used to determine whether he is a “key employee”) shall be determined using the definition of compensation provided under Treasury Regulation Section 1.415(c)-2(a).
iii.	Any reimbursement for fringe benefits and arrangements or Company Health and Welfare Benefits that needs to be made to the Employee in accordance with subsection VII(vi), subsection VIII(v) and subsection VIII(vi) hereof, shall be made on or before the last day of the Employee’s taxable year following the taxable year in which such expense was incurred; any cash compensation becoming due and payable to the Employee in accordance with subsection VII(vi), subsection VIII(v) and subsection VIII(vi) hereof shall be made on or before the last day of the Employee’s taxable year in which the Employee acquires the right to receive such cash compensation. Any such reimbursement or compensation shall be paid to the Employee (or in the event of his intervening death, to his estate).

iv.	Payment to the Employee of the supplemental retirement benefit described in subsection VII(vii) or subsection VIII(vii) hereof shall take the form of a single life annuity, commencing on the later of (I) the first day of the first calendar month next following such Employee’s Separation from Service from the Company and all Related Companies, or (II) the first day of the first calendar month following the Employee’s sixty-fifth (65th) birthday; provided, that if the Employee is a Specified Employee on the date his Separation from Service occurs (as herein defined), any monthly payments otherwise payable to such Employee during the six (6) month period commencing on the date of such Employee’s Separation from Service shall be withheld by the Company and paid to the Employee (or in the event of his intervening death, to his estate) on the on the first business day following the expiration of such six (6) month period following the date of his Separation from Service. Any adjustments in the timing or the form of payment, needed to conform the Employee’s supplemental retirement benefit described in subsection VII(vii) or subsection VIII(vii) hereof to the preceding sentence, shall employ the actuarial factors used under the Pension Plan to pay different types of annuities (determined as of the date the Employee’s Pension Plan benefits commence).
v.	Any Company reimbursement of the Employee’s outplacement expenses in accordance with subsection VII(viii) or subsection VIII(viii) hereof shall be made on or before the last day of the Employee’s taxable year following the taxable year in which such expenses were incurred. Any such reimbursement shall be paid to the Employee (or in the event of his intervening death, to his estate).

vi.	For purposes of Code Section 409A Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals, or both, to the maximum possible extent. To the extent that the amount of payments set forth in Section VII(i), after application of the foregoing, would constitute deferred compensation subject to the requirements of Code Section 409A that, because of the provisions of Section VIII hereof, would violate one or more provisions of Code Section 409A, the amount of such payments shall be reduced to the maximum amount that can be paid without causing such payments to become subject to Code Section 409A.
          Nothing in this Agreement shall be construed as amending any compensation or fringe benefit plan or arrangement of the Company. All rights of the Employee under any such plan or arrangement upon his termination of employment must be determined under the terms of such plans or arrangements at the time of the Employee’s termination of employment.
X. Covenant Not To Compete
          The Employee agrees that during his employment with the Company, and after his termination of employment for as long as payments hereunder are made by the Company, the Employee shall remain in full compliance with the following conditions:
i.	He must not accept employment either directly or indirectly, with any competitor of the Company.

ii.	He must not allow the use of his name by or in any competitive business.

iii.	He must not employ for himself the services of any other employee of the Company without the written permission of the Company.

iv.	He must keep himself at all times reasonably available for consultation by the officers and directors of the Company; provided that no such consultation shall be required after the Employee attains age sixty-five (65). In the event he is called upon to render any such substantial consulting services, he shall receive additional compensation in a reasonable amount, and any travel or other expenses which may be required in connection with such services shall be paid by the Company.
          The Company shall make payments under this Agreement only so long as the Employee complies with the above conditions except to the extent expressly waived in writing by the Board of Directors. In the event that the Employee shall be determined to be guilty of violation of any of the foregoing conditions by agreement or by the reasonable determination of the Board of Directors and the Employee does not correct such violation within a reasonable time, as determined by the Board after notice to him in writing, the Company may thereafter suspend or terminate in whole or in part any further payments under this Agreement.
          This Agreement shall not be deemed to modify in any way any agreement between the Company and the Employee concerning the protection of Company secrets.
XI. Dissolution, Merger or Consolidation
          If the Company shall at any time be merged or consolidated into or with any other corporation or corporations or if substantially all the assets of the Company are sold or otherwise transferred to another corporation or party, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation surviving or resulting from such merger or consolidation or to which such assets shall be sold or transferred, and this provision shall apply in the event of any subsequent sale, merger, consolidation or transfer.
XII. Non-Assignability
          This Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their successors. The Employee may not assign, pledge or otherwise encumber any rights or interests hereunder without the written consent of the Company. The Company may not assign this Agreement other than as set forth in Section XI above.
XIII. Entire Agreement of the Parties
          This Agreement expresses the entire agreement of the parties, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.
XIV. Amendments, Termination
          Except as herein provided, this Agreement cannot be terminated by unilateral action of either party. However, this Agreement can be changed, modified or terminated by mutual written agreement. No person, other than pursuant to a resolution of the Board of Directors of the Company (or the Compensation and Human Resources Committee thereof), shall have any authority on behalf of the Company to agree to modify, change or terminate this Agreement or anything in reference thereto, and any such modification, change or termination must be in writing and signed by both parties.
XV. Laws Governing
          This Agreement has been entered into in the State of Ohio, and shall be construed, interpreted and governed in accordance with the laws of the State of Ohio.
XVI. Code Section 409A Compliance
          This Agreement is intended to comply with the provisions of Code Section 409A and related rulings and regulations (the “Section 409A Rules”). In the event that any provision of this Agreement fails to satisfy the Section 409A Rules, such provision shall be modified so as to comply with the Section 409A Rules while preserving as closely as possible the substantive rights of the Company and the Employee hereunder. The Company, acting in its discretion, will identify any further Agreement provisions that need to be modified to conform this Agreement to the requirements imposed by the Section 409A Rules and notify the Employee of such modifications and seek his consent thereto. However, the Company is not acting (and will not be held to have acted) as a guarantor of the federal tax consequences of this Agreement, and in the event that the Company determines that it is not feasible to modify a provision of this Agreement to conform such provision to the Section 409A Rules, such provision shall be apply as theretofore written without regard to the Section 409A Rules.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his hand, as of the day and year first above written.

KEITHLEY INSTRUMENTS, INC.
By:	/s/ Joseph P. Keithley
Joseph P. Keithley
Chairman, Board of Directors and Chief Executive Officer

EMPLOYEE:
/s/ Mark J. Plush
Mark J. Plush